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                                                                    EXHIBIT 10.7

                                   AMENDMENT
                      TO THE EMPLOYMENT AGREEMENT BETWEEN
             HEALTH SCIENCE PROPERTIES, INC. AND JERRY M. SUDARSKY

          Whereas, the parties hereto desire to amend that certain employment agreement ("Agreement") dated January 5, 1994 between Health Science Properties, Inc. ("HSP") and Jerry M. Sudarsky; and

          Whereas, pursuant to section 6.4 of the Agreement, the Agreement may be modified and amended with the written consent of HSP and Jerry M. Sudarsky.

          Now Therefore, effective as of January 1, 1997, the Agreement is hereby amended as follows:

     1.   Section 1 of the Agreement is hereby amended to read as follows:

          During the first year of the term of this Agreement, Officer agrees to be employed by and to serve Corporation as its Chairman and Chief Executive Officer. Effective as of December 31, 1997, Officer agrees to resign as the Company's Chief Executive Officer and, thereafter, to continue to be employed by and to serve Corporation solely in his capacity as its Chairman. Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary (as determined by Officer) to perform the duties of such positions. Officer shall report to the Board of Directors of Corporation and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as Chairman, as set forth above. Officer shall be based at the principal executive offices of Corporation in the Los Angeles, California metropolitan area, except for required travel on Corporation's business.

     2.   Section 2.1 of the Agreement is hereby amended to read as follows:

          2.1 Term. The term ("Term") of this Agreement shall commence on the date hereof and shall end on December 31, 2000, unless terminated earlier pursuant to this Agreement ("Early Termination
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          Date").  If Officer's employment hereunder shall terminate by reason of the expiration of the Term, the date of such termination shall be referred to as the "Termination Date." The date of any termination of Officer's employment pursuant to this Agreement (including officer's position as Chairman) that occurs prior to the expiration of the Term shall be referred to as the "Early Termination Date."

     3.   Section 3.1 of the Agreement is hereby amended to read as follows:

          3.1 Base Salary. During the first year of the Term of this Agreement and subject to the terms and conditions set forth herein, Corporation agrees to pay to Officer an annual "Base Salary" of Two Hundred Forty thousand Dollars ($240,000), or such higher amount as may from time to time be determined by Corporation. From and after the last day of the first year of the Term of this Agreement, Corporation agrees to pay to Officer an annual Base Salary of One Hundred Eighty Thousand Dollars ($180,000). Unless otherwise agreed in writing by Officer and Corporation, the Base Salary shall be payable in substantially equal semimonthly installments in accordance with the standard policies of Corporation in existence from time to time.

     4.   Section 3.2 of the Agreement is hereby deleted in its entirety.

     5. Section 3.5(e) of the Agreement is hereby amended in its entirety to read as follows:

          (e) Retirement Benefit. Commencing on the earlier of the Termination Date or the Early Termination Date, as applicable, the Company shall pay Officer an annual retirement benefit equal to Ninety Thousand Dollars ($90,000). The benefit shall be payable monthly, beginning on the first day of the month following the month in which the Termination (for any reason or for no reason) of this Agreement occurs and shall be in the form of a 100% joint and survivor annuity on the lives of Officer and Officer's then living spouse, if any. In the event of Officer's death prior to the commencement of the retirement benefit under this Paragraph 3.5(e), Officer's surviving spouse, if any, shall be entitled to
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          receive, commencing on the first day of the month coinciding with or next following Officer's death, the retirement benefit she would have received had Officer retired and commenced receiving bene fits immediately prior to his death. Amounts payable under this Paragraph 3.5(e) shall be offset by any amounts paid to Officer under any Disability Policy maintained by Corporation.

     6. Section 4.5 and all references thereto shall be deleted in their entirety.


          IN WITNESS WHEREOF, this Instrument of amendment is executed this 30th day of July, 1996.

                                        HEALTH SCIENCE PROPERTIES, INC.

                                        By: /s/ Jerry M. Sudarsky
                                           ------------------------------

                                        JERRY M. SUDARSKY

                                        /s/ Jerry M. Sudarsky
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